                      STOCK AND WARRANT PURCHASE AGREEMENT


     STOCK AND WARRANT PURCHASE AGREEMENT ("Agreement") by and between FIDELITY NATIONAL FINANCIAL, INC. ("Purchaser"), WILLIAM M. THEISEN ("Seller") and GB FOODS CORPORATION, a Delaware corporation (the "Company") dated this _____ day of July, 1997.

RECITALS:

     This Agreement is made with reference to the following facts and circumstances:

     (a) Purchaser desires to purchase shares and warrants to purchase shares of the common stock, par value $.08 ("Common Stock") of the Company; and

     (b)  Seller desires to sell to Purchaser shares of Common Stock.

AGREEMENT:

     In consideration of the foregoing Recitals which are incorporated with and are made a part of this Agreement, and in further consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree, subject to the terms and conditions hereinafter set forth, as follows:

     1. SALE AND PURCHASE. Subject to the terms and conditions contained herein, at the Closing (as hereinafter defined), Seller shall sell, transfer, assign, convey and deliver to Purchaser and Purchaser shall purchase free and clear of all liens, claims and encumbrances good, complete and marketable title to the following:

     (i)      1,000,000 shares of Common Stock (the "Shares");

     (ii) warrants to purchase 1,500,000 shares of Common Stock with an exercise price of $5.00 per share evidenced by that certain Warrant Certificate dated April 23, 1992, as amended, and all rights in, to and under that certain Warrant Agreement dated April 23, 1992 (the "$5.00 Warrants");

     (iii) warrants to purchase 1,000,000 shares of Common Stock with an exercise price of $7.00 per share evidenced by that certain Warrant Certificate dated May 1, 1995 and all rights in, to and under that certain Warrant Agreement dated May 1, 1995 (the $7.00 Warrants").

          Seller represents and warrants that the Shares, $5.00 Warrants and $7.00 Warrants (collectively the "Securities") sold pursuant to this Agreement are duly authorized, validly issued and fully paid and non-assessable and that Seller has good, complete and marketable title to the Securities, free and clear of all liens, claims and encumbrances.

     2. CONSIDERATION. The Purchaser shall pay to Seller, as consideration for (i) the Shares, a cash amount of $5,000,000, (ii) the $5.00 Warrants, a cash amount of $600,000 and (iii) the $7.00 Warrants, a cash amount of $100,000. The foregoing payments (collectively the "Purchase Price") shall be made by Purchaser in immediately available funds at the Closing against delivery of duly endorsed Securities.

     3.   CERTAIN MATTERS WITH RESPECT TO SELLER'S SECURITIES.

     3.1 UNDERTAKING OF PURCHASER AND CERTIFICATE LEGENDS. The Purchaser represents and undertakes that:

          (i) The Securities are being acquired by the Purchaser for its own account and are not for other persons and are not being and will not be acquired with a view to the distribution thereof, except to the extent permitted by the Securities Act of 1933, as amended, (the "1933 Act") and the rules and regulations thereunder.

          (ii) None of the Securities will be transferred by or through the Purchaser in violation of the 1933 Act, any state securities laws, the securities laws of any other country or province or the terms of this Agreement.

          (iii) The Purchaser understands that the Securities have not been registered under the 1933 Act and, therefore, cannot be resold or otherwise transferred in the United States unless such shares are registered under the 1933 Act, or unless an exemption from registration is available.

          (iv) The certificates representing the Securities to be delivered to the Purchaser pursuant to this Agreement will bear a restrictive legend in substantially the following form and an appropriate stop transfer order may, and will, be placed against the transfer of the share certificates and no transfer of the shares will be valid unless made in accordance with this Agreement:

                    "The securities represented by this certificate have been issued or transferred to the registered holder as a result of a transaction to which the exemption provided by
                    Section 4(2) under the Securities Act of 1933, as amended (the "1933 Act") applied. The securities represented by this certificate have not been registered under the 1933 Act and may not be sold, transferred or assigned, and the issuer is not required to give effect to any attempted sale, transfer or assignment, except (i) pursuant to a current registration statement under the 1933 Act; (ii) in a transaction permitted by Rule 144 under the 1933 Act and as to which the issuer has received reasonably satisfactory evidence of compliance with the provisions of Rule 144; or (iii) upon receipt of a legal opinion acceptable to the issuer to the effect that the transaction does not require registration under the 1933 Act.

     3.2 REPRESENTATIONS OF THE PURCHASER. The Purchaser represents and warrants that:

          (i) It is familiar with Section 4(2) of the 1933 Act and with Regulation D issued by the Securities and Exchange Commission ("SEC") pursuant to the 1933 Act.

          (ii) It has been furnished before the execution of this Agreement by the Company with (i) the Company's annual report to stockholders for fiscal year ended December 31, 1996; (ii) the definitive proxy statement filed in connection with the Company's annual stockholders' meeting held on May 5, 1997; (iii) Form 10-K for fiscal year ended December 30, 1996; and (iv) the Company's Form 10-Q for the quarter ended March 31, 1997. The Purchaser has made such further


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                    investigation of the Company as was deemed appropriate
                    and has been given the opportunity to ask questions of and receive answers from the Company or any person acting on its behalf concerning the terms and condition of the transactions contemplated herein and has obtained such additional information deemed necessary to verify the accuracy of the information that was obtained by the Purchaser.

          (iii) The Purchaser has access to, and has reviewed and understood, all material information, including financial statements, concerning the Company which it deems necessary or advisable in order to evaluate the risks and merits of entering into this transaction and acquiring the Securities.

          (iv) The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Securities.

          (v) The Purchaser is an "accredited investor" as that term is defined in SEC Rule 501(a)(5) because it is a corporation with total assets in excess of $5,000,000.

          (vi) Purchaser acknowledges that the Securities are being acquired without any representations or warranties of Seller except as set forth in Section 1, above, and Sections 5 and 7 below.

     4. CLOSING. Subject to the terms and conditions contained herein, the transfer of the Securities by Seller to the Purchaser ("Closing") will take place on the date hereof at the offices of Seller, or such other date and place as the parties may mutually agree ("Closing Date").

     4.1  SELLER'S OBLIGATION.  At Closing, Seller shall deliver the
Securities.

     4.2 PURCHASER'S OBLIGATION AT CLOSING. At Closing, Purchaser shall pay the Purchase Price in immediately available funds to Seller.

     4.3 COMPANY OBLIGATIONS. At Closing, Company shall issue replacement Warrant Agreements and Warrant Certificates to Purchaser for the $5.00 Warrants and $7.00 Warrants transferred by Seller to Purchaser pursuant to this Agreement and to Seller for the $5.00 Warrants he will own following the Closing as described in Section 5(ii) below, all such replacement Warrant Agreements and Warrant Certificates to preserve for the holders all rights, to and under, in the case of the $5.00 Warrants, the Warrant Certificate dated April 23, 1992, as amended, and the related Warrant Agreement dated April 23, 1992, and in the case of the $7.00 Warrants, the Warrant Certificate dated May 1, 1995 and the related Warrant Agreement dated May 1, 1995.

     5. SECURITIES OWNERSHIP AND STANDSTILL AND RIGHT OF FIRST REFUSAL. Seller represents and warrants that:

     (i) He beneficially owns 1,269,826 shares of Common Stock, $5.00 Warrants to purchase 2,000,000 shares of Common Stock at an exercise price of $5.00 per share and $7.00 Warrants to purchase 1,000,000 shares of Common Stock at $7.00 per share;

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     (ii)     Following the Closing, he will beneficially own 269,826 shares of
              Common Stock and $5.00 Warrants to purchase 500,000 shares of Common Stock (such remaining securities, including the Common Stock issuable upon exercise of the $5.00 Warrants, referred to herein as "Theisen Securities").

     (iii) To the knowledge of the Seller, no material adverse fact with respect to the Company, including any litigation or threat of pending litigation, has arisen since March 31, 1997, the last date of the period covered by the Company's last quarterly report filed under the Securities Exchange Act of 1934, which would make the information provided by the Company to the Purchaser misleading.

          Seller agrees that he will not for a period of two years following the Closing, directly or indirectly, without the prior written consent of the Company, acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership as defined in Rule 13d-3 under the Exchange Act of 1934) of any of the Company's assets or businesses or securities issued by the Company or any rights or options to acquire such ownership, PROVIDING, HOWEVER the foregoing shall not restrict or prohibit Seller, with respect solely to the Theisen Securities, from exercising his right to purchase Common Stock or to sell Common Stock.

          If at any time during the two years following the Closing, Seller desires to sell any of the Theisen Securities, Seller shall notify Purchaser of the price, terms and conditions on which the Theisen Securities are to be sold, and Purchaser shall have the right and option, exercisable only within the first four (4) business hours after receipt of Seller's notice, to purchase such securities on the same price, terms and conditions offered by the third party. Seller's notice and Purchaser's acceptance shall be deemed received if transmitted by facsimile to the receiving party in the same manner as provided in this Agreement for notices. If Purchaser timely notifies Seller of its acceptance, then Purchaser shall consummate the purchase of the offered Theisen Securities by the close of the next business day, or the date stated in Seller's notice, whichever is later. If Seller does not consummate the sale to the third party on the same (or no less favorable to Seller) price, terms and conditions within one (1) month following Purchaser's non-exercise of its right and option hereunder, then Purchaser's right and option shall reapply to such securities.

     6. MUTUAL RELEASES. Except for claims or obligations under this Agreement, Purchaser, the Company and their respective affiliates, jointly and severally forever discharge and release Seller, his employees and attorneys (except as may be otherwise provided in an agreement of even date herewith with McGrath, North, Mullin & Kratz, P.C.) from any and all rights, claims, demands, damages, debts, liabilities, accounts, reckonings, liens, attorneys fees, costs, expenses, actions and causes of every kind and nature whatsoever, whether in contract, tort, at law or in equity, or otherwise, suspected or unsuspected, whether currently existing or which may hereafter arise, which Purchaser, Company or their respective affiliates owns or holds or at anytime heretofore has ever had, owned or held, or may hold in the future, related to or arising out of or in any way connected to the Company or the Securities.
Notwithstanding the foregoing, to the extent Company has a claim against Seller which would otherwise be covered by insurance carried by Company but for this release, then the claim shall not be deemed to be released to the extent of such insurance coverage provided the payment of the claim by the insurance company or anyone on its behalf does not result in Seller being liable to the party or company paying the claim by reason of rights of subrogation, contribution, indemnity or any other reason.

          Except as provided in Section 8 below and for claims or obligations under this Agreement, Seller forever discharges and releases Purchaser, the Company and their respective affiliates, and attorneys, from any and all rights, claims, demands, damages, debts, liabilities, accounts, reckonings, liens, attorneys fees, costs, expenses, actions and causes of action of every kind and nature whatsoever, whether in contract, tort, at law or in equity, or otherwise, suspected or unsuspected, whether currently existing or which may hereafter arise, which Seller owns or holds, or may hold in the future, or at any time heretofore has ever had, owned or held, related to or arising out of or in any way connected to the Company or the Securities, including Company's obligations under Stock Purchase Agreement dated October 29, 1992 with Seller and others.

          It is the intention of the parties hereto that the foregoing releases shall be effective as a bar to all demands, liens, assignments, contracts, covenants, actions, suits, causes of action, obligations, costs, expenses, attorneys fees, damages, losses, claims, controversies, judgments, orders and liabilities of whatsoever character, nature and kind, known or unknown, suspected or unsuspected and whether or not concealed or hidden, here and above specified to be so barred; in furtherance of this intention, the parties hereto expressly, knowingly, and voluntarily waive any and all rights and benefits conferred upon them by the provisions of Section 1542 of the California Civil Code, which are as follows:

     "A general release does not extend to claims which the creditor does not know or suspect exist in his favor at the time of executing the release, which if known by him must have materially affected the settlement with the debtor."

          The parties hereto expressly consent that this release shall be given full force and effect in accordance with each and all of its express terms and provisions, relating to unknown and unsuspected claims, demands, causes of actions, if any, to the same effect as those terms and provisions relating to any other claims, demands, and causes of action here and above specified.

     7. RIGHTS REDEMPTION AND BOARD OF DIRECTORS. The Company represents and warrants that its board of directors has approved the acquisition of the Securities and other transactions contemplated in this Agreement, and approved the issuance of the warrants and issuance of the Common Stock thereunder upon exercise and has redeemed certain share purchase rights issued pursuant to the Company's Stockholder Rights Agreement dated as of July 9, 1996 between the Company and the American Securities Transfer Incorporated, as Rights Agent, and no other agreement is contravened by the transactions herein. At Closing, the Company will deliver the resignations of Michael Scherr and George Kubat and the appointments, as approved by the Company's board of directors, of William Foley II, Frank P. Willey and Andrew F. Puzder as directors of the Company, all effective as of the Closing.

     8. RESIGNATION. At Closing, Seller will resign as Chairman, Director and Chief Executive Officer of the Company, and as an inducement for Seller to so resign, the parties agree as follows:

     8.1 Company will pay a fee to Robert Martyn or Pauli & Company Incorporated in the amount of $30,000 cash on or before July 30, 1997.

     8.2 Company will pay Seller at Closing any unpaid salary actually accrued on the Company's books, which amount shall not exceed $50,000.

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     8.3  The Company shall cause all rights to indemnification (including rights relating to the payment or advancement of expenses) now existing in favor of Seller and any current or former director or officer of the Company, including for purposes of this subsection any subsidiary or any predecessor of the Company, or any controlling person of any of the foregoing (the "Indemnified Parties"), as now provided in their respective Certificates of Incorporation or Bylaws, shall survive this agreement and shall continue in full force and effect for a period of not less than five (5) years after the date of this Agreement (provided, however, that in the event any claim or claims are asserted or made within such five year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims). Purchaser agrees that Purchaser shall cause Purchaser's nominees or designees who become directors of the Company to vote, and shall vote or cause to be voted all voting shares of stock of Company in favor of the indemnification of and advancement of expenses to the Indemnified Parties to the full extent permitted by applicable law and such certificates of incorporation or bylaws. The obligations under this subparagraph include the Company using best efforts to provide continuous, uninterrupted officers' and directors' liability insurance covering the officers and directors of the Company, including the Indemnified Parties, with respect to their actions or omissions to act occurring prior to the date of their resignation, on terms and coverage no less favorable than are provided under such insurance currently in effect and carried by the Company on the date hereof provided, however, that in no event shall the Company be required to pay aggregate annual premiums for such coverage in excess of one hundred fifty percent (150%) of the current premiums for the same. If Company changes insurance carriers or policies, the Company shall also use best efforts to maintain "tail" liability coverage for the duration of the aforesaid five year period with respect to any "claims made" directors' and officers' liability insurance policies in effect prior to expiration of said five year period.

     9. MISCELLANEOUS. The following miscellaneous provisions shall apply to this Agreement:

     9.1 NOTICES. All notices or other communications required or permitted to be given, pursuant to this Agreement, shall be in writing and shall be deemed duly given when received if delivered in person or by facsimile transmission, telex, telegram or cable and confirmed by mail, or mailed by registered or certified mail (return receipt requested) or express mail, postage prepaid, as follows:

              If to Purchaser:          Fidelity National Financial, Inc.
                                        17911 Von Karman Avenue
                                        Suite 300
                                        Irvine, CA 92714
                                        Facsimile No. (714) 622-4116
                                        Attention:  Andrew F. Puzder

              with a copy to:  Stradling, Yocca, Carlson & Rauth
                                        660 Newport Center Drive
                                        Suite 1600
                                        Newport Beach, CA 92660
                                        Facsimile No. (714) 725-4100
                                        Attention:  C. Craig Carlson

              If to Seller:             William M. Theisen
                                        Business Ventures
                                        Suite 12
                                        210 Regency Parkway


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                                        Facsimile No. (402) 391-8773
                                        Omaha, NE 68114

              with a copy to:           Lee Hamann
                                        McGrath, North, Mullin & Kratz, P.C.
                                        Suite 1400 One Central Park Plaza
                                        222 South Fifteenth Street
                                        Omaha, NE 68102
                                        Facsimile No. (402) 341-0216

              If to Company:            GB Foods Corporation
                                        1100 Newport Center Drive
                                        Newport Beach, California 92660
                                        Facsimile No. (714) 640-5903

              with a copy to:           Bruce Haglund
                                        Gibson, Haglund & Johnson
                                        2010 Main Street, Suite 400
                                        Irvine, CA 92714
                                        Facsimile No. (714) 752-1144

              or at such other address as the party to whom notice is to be given furnishes in writing to the other party in a manner set forth above.

     9.2 AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended, except by instruments or instruments in writing, signed by the party against whom enforcement of such modification or amendment is sought. A party by an instrument in writing, may waive compliance by the other party with any terms or provision of this Agreement on the part of such other party to be performed or complied with. No action taken, pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty or agreement contained herein. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

     9.3 EXPENSES. Whether or not this Agreement shall be consummated, each party shall pay their own expenses incident to the preparation, execution and consummation of this Agreement. Purchaser and Seller acknowledge that, other than Robert Martin of Pauli & Company, Incorporated ("Pauli"), no broker or finder is entitled to any brokerage or finders fees or other commission in connection with the proposed purchase and sale of the Securities. In the event the purchase and sale of the Securities is consummated as contemplated herein, other than the $30,000 to be paid to Pauli pursuant to Section 8.2 above, the balance of any fee owed to Pauli in connection with this transaction will be paid by Purchaser.

     9.4 ENTIRE AGREEMENT. Except for the letter agreement between Seller and Company dated July 16, 1997, this Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.


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     9.5  APPLICABLE LAW.  This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in Delaware.

     9.6 BINDING EFFECT, BENEFITS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liability under or by reason of this Agreement.

     9.7 ASSIGNABILITY. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other party hereto.

     9.8  EFFECT OF HEADINGS.   The headings of the various sections and
subsections herein are inserted merely as a matter of convenience and for reference and shall not be construed as in any manner defining, limiting or describing the scope or intent to particular sections to which they refer, or as affecting the meaning or construction of the language in the body of such sections.

     9.9 SEVERABILITY. Any term or provision of this Agreement, which is invalid or unenforceable in any jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or other provisions of this Agreement in any other jurisdiction.

     9.10 CONSTRUCTION. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, strictly neither for nor against any party hereto, and without implying a presumption that the terms thereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the person who himself drafted same. It is hereby agreed that the representatives of both parties have participated in the preparation hereof.

     9.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts and by facsimile transmitted signatures, each of which shall be regarded as an original and all of which shall constitute one and the same instrument.

     9.12 TIME OF THE ESSENCE. Time is of the essence of this Agreement. To the extent the actions called for under this Agreement have not occurred as of Closing, the parties shall cause them to occur as soon as practicable on July 21, 1997.

     9.13 FURTHER ASSURANCES. At any time and from time to time after Closing, at any party's request and without further consideration, the other parties hereto shall execute and deliver such other instruments of sale, transfer, assignment or confirmation, and take such other actions as the requesting party may reasonably deem necessary or desirable, in order to more effectively carry out and implement the provisions and purposes of this Agreement.


                                     -8-
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     IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement on the date first above written.


---------------------------
WILLIAM M. THEISEN                 FIDELITY NATIONAL FINANCIAL, INC.


                                   By:
                                           ---------------------------
                                   Its:
                                           ---------------------------

GB FOODS CORPORATION



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